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Exhibit 99.1(a)(1)(A)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Rights to Purchase Preferred Shares)

OF
NEW ENGLAND BUSINESS SERVICE, INC.

AT

$44.00 NET PER SHARE

BY

HUDSON ACQUISITION CORP.,
AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
DELUXE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 23, 2004, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 17, 2004 (THE "MERGER AGREEMENT"), BY AND AMONG DELUXE CORPORATION, A MINNESOTA CORPORATION ("PARENT"), HUDSON ACQUISITION CORP., A DELAWARE CORPORATION ("PURCHASER"), AND NEW ENGLAND BUSINESS SERVICE, INC., A DELAWARE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY, INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF THE COMPANY'S PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT CONSTITUTES MORE THAN 67% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (3) THERE NOT HAVING OCCURRED AND BE CONTINUING ANY COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "SECTION 1—TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14—CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

        The rights to purchase shares of preferred stock of the Company associated with each Share are presently evidenced by the certificate for such Share, and your tender of such Share will also constitute a tender of the associated rights to purchase shares of preferred stock of the Company.

        If you wish to tender all or any portion of your Shares, you should either:

          (1)   complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to The Bank of New York (the "Depositary") and either (i) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or (ii) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, or

          (2)   request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If you have Shares registered in the name of a bank, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

        If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the Information Agent or Goldman, Sachs & Co., the Dealer Manager, at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent.

The Dealer Manager for the Offer is:

May 25, 2004

i

SUMMARY TERM SHEET

        Hudson Acquisition Corp., which is referred to in this Offer to Purchase as "Purchaser," "we" or "us," is offering to purchase all of the outstanding shares of common stock, including the associated rights to purchase shares of preferred stock, of New England Business Service, Inc., which is referred to in this Offer to Purchase as the "Company", for $44.00 per share (including the associated rights) in cash. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. We urge you to read carefully (i) the remainder of this Offer to Purchase, (ii) the Agreement and Plan of Merger, by and among Deluxe Corporation, Purchaser and the Company, and (iii) the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included references to the sections of this document where you will find a more complete discussion of the topics covered in this Summary Term Sheet.

        Q.    WHO IS OFFERING TO BUY MY SHARES?

        A.    We are called Hudson Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer and merging with the Company. We are an indirect wholly owned subsidiary of Deluxe Corporation, which is referred to in this offer to purchase as "Parent" or "Deluxe." Deluxe designs, manufactures and distributes printed checks, checkbook covers, business forms, address labels and self-inking stamps and offers fraud prevention services and customer retention programs. See "Section 8—Certain Information Concerning Purchaser and Parent."

        Q.    WHAT SHARES ARE YOU OFFERING TO PURCHASE?

        A.    We are offering to purchase all of the outstanding shares of common stock of the Company, together with the associated rights to purchase shares of preferred stock. In this offer to purchase, "Share" means a share of common stock of the Company together with the right to purchase shares of preferred stock of the Company associated with that share of common stock. See "Section 1—Terms of the Offer; Expiration Date."

        Q.    HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

        A.    We are offering to pay $44.00 per Share, net to you, in cash (without interest) for each of your shares of common stock of the Company. We will not pay any additional consideration for the rights to purchase preferred stock of the Company associated with the Shares. See "Section 1—Terms of the Offer; Expiration Date."

        Q.    WHAT ARE THE "RIGHTS TO PURCHASE SHARES OF PREFERRED STOCK OF THE COMPANY"?

        A.    The rights to purchase shares of preferred stock of the Company were issued to all holders of shares of the Company in connection with the adoption by the Company on October 20, 1994 of a rights agreement (sometimes colloquially known as a "poison pill"), as amended as of November 1, 2001 and May 17, 2004, but currently are not represented by separate certificates. Instead, they are represented by the certificate for the shares of common stock of the Company. Unless the rights are distributed to the holders of common stock of the Company, a tender of shares of common stock of the Company will include a tender of the associated rights. If the rights are distributed, a holder of shares of common stock of the Company will need to tender one right with each share of common stock tendered.

        Q.    DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

        A.    If you are a record owner of your Shares and you tender those Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee and your broker tenders on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        Q.    DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

        A.    Yes. Deluxe, our ultimate parent company, and/or one or more of its U.S. subsidiaries will contribute sufficient funds to us to pay for all of the Shares that are accepted for payment by us in our offer. Our offer is not subject to any financing condition. See "Section 9—Financing of the Offer and the Merger."

        Q.    IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

        A.    We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

  •
  the offer is being made for all outstanding Shares solely for cash;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining Shares for the same cash price in the merger.

        See "Section 9—Financing of the Offer and the Merger."

        Q.    HOW LONG DO I HAVE TO TENDER MY SHARES IN THE OFFER?

        A.    Unless we extend our offer, you will have until 11:59 p.m., New York City time, on June 23, 2004, the 20th business day after the commencement of our offer, to tender your Shares in the offer. See "Section 1—Terms of the Offer; Expiration Date" and "Section 3—Procedures for Accepting the Offer and Tendering Shares."

        Q.    CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

        A.    Yes. We agreed with the Company that we may extend the offer if (i) at the time the offer is scheduled to expire (including at the end of an earlier extension), any of the offer conditions is not satisfied (or waived by us), (ii) required by the rules of the Securities and Exchange Commission or applicable law, or (iii) less than three business days prior to the then scheduled expiration date of the offer, the Company notifies Deluxe that it has received a Superior Proposal (as defined in the Merger Agreement). In either of the cases described in clauses (i) and (ii), the expiration date may not be extended beyond September 22, 2004, and in the case described in clause (iii), the expiration date may not be extended beyond the third business day after such notice.

        If the number of Shares tendered and not withdrawn represents less than 90% of the number of Shares outstanding on a fully diluted basis at the time the offer is scheduled to expire, we may also elect to provide a "subsequent offering period" after we have purchased Shares tendered during the offer of not more than 20 business days in the aggregate, during which stockholders may tender their Shares and receive the offer consideration. See "Section 1—Terms of the Offer; Expiration Date."

        Q.    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        A.    If we extend the offer, we will inform The Bank of New York (which is the depositary for our offer) of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "Section 1—Terms of the Offer; Expiration Date."

        Q.    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

        A.    We are not obligated to purchase any tendered Shares:

  •
  unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the offer constitutes more than 67% of the voting power (determined on a fully-diluted basis) of all securities of the Company entitled to vote in the election of directors or in a merger;

  •
  unless all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or have been terminated; or

  •
  if there has occurred and is continuing a Company Material Adverse Effect (as defined in the Merger Agreement).

        The offer is also subject to a number of other conditions. See "Section 14—Certain Conditions of the Offer."

        Q.    HOW DO I TENDER MY SHARES?

        A.    To tender all or any portion of your Shares in our offer, you must either deliver the certificate or certificates representing your tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly signed, together with any required signature guarantees and any other required documents, to The Bank of New York, or tender your shares using the book-entry procedure described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, prior to the expiration of our offer.

        If your Shares are held in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your Shares in our offer, the broker, dealer, bank, trust company or other nominee that holds your Shares must tender them on your behalf through The Bank of New York.

        If you cannot deliver something that is required to be delivered to the depositary prior to the expiration of the offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within five New York Stock Exchange trading days. However, the depositary must receive the missing items within that five trading-day period. See "Section 3—Procedures for Accepting the Offer and Tendering Shares."

        Q.    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A.    To withdraw some or all of the Shares you previously tendered in our offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. You can withdraw Shares at any time until the offer has expired and, if we have not agreed to accept your Shares for payment by July 24, 2004, you can withdraw them at any time after such date until we accept your Shares for payment. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered in the offering during any subsequent offering period. See "Section 4—Withdrawal Rights."

        Q.    HAS THE COMPANY'S BOARD OF DIRECTORS APPROVED YOUR OFFER?

        A.    Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 17, 2004, by and among Deluxe, the Company and us. The Company's board of directors has unanimously:

  •
  determined that the Merger Agreement and the transactions contemplated by it, including our offer and the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders;

  •
  approved and declared advisable the Merger Agreement and the transactions contemplated by it, including our offer and the merger; and

  •
  recommended that the Company's stockholders accept our offer and tender their Shares pursuant to our offer.

        See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement."

        The factors considered by the Company's board of directors in making the determinations and recommendation set forth above are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to you with this Offer to Purchase.

        Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which acted as financial advisor to the Company's board of directors, delivered an opinion to the Company's board of directors, dated May 16, 2004, to the effect that, in its opinion, as of that date and based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken, the $44.00 per Share price to be paid to tendering stockholders in the offer and to be paid to holders of Shares in the merger was fair, from a financial point of view, to the holders of Shares. Stockholders of the Company are urged to, and should, read carefully the Company's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Morgan Stanley, which is annexed thereto, in their entirety.

        In the event the Company's board of directors withdraws or modifies in a manner adverse to Deluxe, its approval or recommendation of the Merger Agreement, the offer or the merger, and Deluxe elects to terminate the Merger Agreement, the Company will be required to pay Deluxe a $23 million termination fee, plus Deluxe's expenses in an amount not to exceed $3 million.

        Q.    WHAT ARE YOUR PLANS IF YOU SUCCESSFULLY COMPLETE YOUR OFFER BUT DO NOT ACQUIRE ALL OF THE OUTSTANDING SHARES IN YOUR OFFER?

        A.    If we successfully complete our offer, as soon as practicable following the completion of our offer, we intend to merge with and into the Company. As a result of that merger, all of the outstanding Shares that are not tendered in our offer (other than Shares that are owned by the Company or us, and Shares that are owned by stockholders of the Company who are entitled to and properly exercises appraisal rights under Delaware law in respect of their Shares) will be canceled and converted into the right to receive $44.00 per Share in cash.

        Our obligation to merge with the Company following the successful completion of our offer is conditioned on the adoption of the Merger Agreement, if required under Delaware law, by the holders of more than 67% of the Company's outstanding Shares, there being no provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the merger illegal or otherwise restraining or prohibiting the consummation of the merger and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or having been terminated. If we successfully complete our offer, we will hold a sufficient number of Shares to ensure the requisite adoption of the Merger Agreement by the Company's stockholders under Delaware law to consummate the merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to obtain the Company stockholder approval to consummate the merger.

        Q.    IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE COMPANY'S BOARD OF DIRECTORS?

        A.    Effective upon the acceptance for payment pursuant to our offer of any Shares, Deluxe is entitled to designate a number of directors, rounded up to the next whole number, on the Company's board of directors equal to the product of (i) the total number of directors (giving effect to the election of directors designated by Deluxe) and (ii) the percentage that the number of Shares beneficially owned by Deluxe and/or us (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company is required to take all action necessary to cause Deluxe's designees to be elected or appointed to the Company's board of directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. In such event, the Company will also use its commercially reasonable efforts to ensure that at least two of the members of the Company's board of directors are independent directors who were directors as of May 17, 2004 and who are not employees of the Company and are not affiliates, stockholders or employees of Deluxe or any of its subsidiaries. In all cases, the selection of any independent directors who were not directors on May 17, 2004 will be subject to the approval of Deluxe, not to be unreasonably withheld or delayed.

        Q.    FOLLOWING THE OFFER, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

        A.    If and when the merger takes place, Shares of the Company will no longer be publicly owned. Even if the merger does not take place, there may be so few remaining stockholders and publicly held Shares that they will no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange and there may not be an active public trading market (or, possibly, any public trading market) for them. As a result of the merger, the registration of the shares of common stock of the Company under the Securities Exchange Act of 1934, as amended, will be terminated. Consequently, following the merger, the Company will be relieved of the duty to file proxy and information statements, and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the "short swing" profit liability provisions of, Section 16 of the Exchange Act.

        Q.    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        A.    If we successfully complete our offer but you do not tender your Shares in our offer, and the merger takes place, your Shares will be canceled and converted into the right to receive in such merger the same amount of cash per Share which you would have received had you tendered your Shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between tendering Shares accepted for payment in our offer and not doing so is that you will be paid earlier if you tender your Shares.

        However, until the merger is consummated or if the merger were not to take place for some reason, the number of holders of Shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or possibly, any public trading market) for Shares.

        Also, Shares may no longer be eligible to be traded on the New York Stock Exchange, as the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger" and "Section 13—Possible Effects of the Offer on the Market for the Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

        If we successfully complete our offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See "Section 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration."

        Q.    ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

        A.    Appraisal rights are not available in connection with our offer. If, however, you choose not to tender your Shares in our offer and we purchase Shares in our offer, appraisal rights will be available to you in connection with our merger with and into the Company. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your Shares based on a fair and independent appraisal of the value of your Shares. The value may be more or less than the $44.00 per Share that we are offering to pay you for your Shares in our offer or that you would otherwise receive in the merger. See "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger."

        Q.    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        A.    On May 14, 2004, the last full trading day before we announced our offer, the last reported closing price per share reported on the New York Stock Exchange was $33.31. On May 21, 2004, the last full trading day prior to the printing of this offer to purchase, the closing sale price for Shares reported on the New York Stock Exchange was $43.80 per Share. Please obtain a recent quotation for Shares before deciding whether to tender your Shares. See "Section 6—Price Range of Shares; Dividends."

        Q.    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

        A.    Your receipt of cash consideration in the offer or the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See "Section 5—Certain U.S. Federal Income Tax Consequences."

        Q.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        A.    You can call Georgeson Shareholder Communications Inc., the information agent for our offer.

17 State Street, 10th Floor
New York, New York 10004

Banks and Brokers Call:
(212) 440-9800

All Others Call Toll Free:
(800) 733-6209

To the holders of Common Stock of New England Business Service, Inc.:

INTRODUCTION

        Hudson Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Deluxe Corporation, a Minnesota corporation ("Parent"), hereby offers to purchase all of the shares of common stock, par value $1.00 per share (the "Shares"), of New England Business Service, Inc., a Delaware corporation (the "Company"), at a purchase price of $44.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. All references in this Offer to Purchase to "Shares" include the associated rights (the "Rights") to purchase shares of preferred stock issued pursuant to the Amended and Restated Rights Agreement, dated October 20, 1994 as amended as of November 1, 2001 and May 17, 2004 (as amended, the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as rights agent. Unless the context indicates otherwise, as used herein, references to "you" or "Stockholders" shall mean holders of Shares and references to "we" or "us" shall mean Purchaser.

        Tendering Stockholders whose Shares are registered in their own name and who tender directly to The Bank of New York, which is acting as the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as otherwise provided in Instruction 6 to the Letter of Transmittal for the Offer, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. A Stockholder who holds Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Stockholder's Shares to Purchaser in the Offer. Any tendering Stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, or IRS Form W-8 or a suitable substitute form (in the case of non-U.S. Stockholders), may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. See "Section 5—Certain U.S. Federal Income Tax Consequences." Purchaser or Parent will pay all charges and expenses incurred in connection with the Offer of Goldman, Sachs & Co., which is acting as the dealer manager (the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"). See "Section 16—Fees and Expenses."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 17, 2004 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company or Shares owned by Purchaser, or any direct or indirect wholly owned subsidiary of Parent or any wholly owned subsidiary of the Company, and other than Shares held by Stockholders who are entitled to and have properly exercised appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive the same price per Share as paid to the Stockholders tendering their Shares in the Offer (the "Merger Consideration"). Stockholders who have properly demanded appraisal rights in accordance with Section 262 of Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger." The Merger Agreement is more fully described in "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement."

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        THE FACTORS CONSIDERED BY THE COMPANY'S BOARD OF DIRECTORS IN MAKING THE DETERMINATIONS AND RECOMMENDATIONS DESCRIBED ABOVE ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO THE STOCKHOLDERS WITH THIS OFFER TO PURCHASE.

        Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Company's board of directors its written opinion, dated May 16, 2004, to the effect that, as of such date and based upon and subject to the certain factors and assumptions as set forth in such opinion, the consideration to be received by holders of Shares (other than Purchaser, Parent and any affiliate of Purchaser and Parent) in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the written opinion of Morgan Stanley is contained in the Schedule 14D-9, which has been filed with the SEC in connection with the Offer and which is being mailed to Stockholders with this Offer to Purchase. Stockholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the matters considered, the assumptions made and qualifications and limitations of the review undertaken by Morgan Stanley.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY, INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF THE COMPANY'S PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT CONSTITUTES MORE THAN 67% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR CONDITION"), AND (3) THERE NOT HAVING OCCURRED AND BE CONTINUING A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE MERGER AGREEMENT). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "SECTION 1—TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14—CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        Effective upon the acceptance for payment pursuant to our Offer of any Shares, Parent will be entitled to designate a number of directors, rounded up to the next whole number, to serve on the Company's board of directors as will give Purchaser representation on the Company's board of directors equal to the product of (i) the total number of directors on the Company's board of directors

(giving effect to the election of directors designated by Parent), and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company is required to take all action necessary to cause Parent's designees to be elected or appointed to the Company's board of directors, including increasing the size of the Company's board of directors and seeking and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Company's board of directors in order to satisfy the New York Stock Exchange, Inc. ("NYSE") listing requirements). At such time, the Company will also cause individuals designated by Parent to constitute the same percentage as is on the Company's entire board of directors, rounded up to the next whole number, to be on (i) each committee of the Company's board of directors and (ii) each board of directors and each committee thereof of each subsidiary of the Company identified by Parent, in each case only to the extent permitted by applicable law and the rules of the NYSE. The Company shall use its commercially reasonable efforts to cause the Company's board of directors to have at least two directors who were directors on May 17, 2004, and who are not employed by the Company and who are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the "Independent Directors"). If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director if there is only one remaining) shall be entitled to designate any other person who shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement. If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two persons to fill such vacancies and those persons will not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on May 17, 2004 will be subject to the approval of Parent, not to be unreasonably withheld or delayed.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) the acceptance for payment of, and payment for, Shares by Purchaser in the Offer, (ii) if necessary, the adoption of the Merger Agreement by the requisite vote of the Stockholders in accordance with Delaware Law and the Company's Certificate of Incorporation, (iii) the absence of any provision of any applicable law or order of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger, and (iv) the satisfaction of the HSR Condition. For a more detailed description of the conditions to the Merger, see "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement." Under Delaware Law and the Company's Certificate of Incorporation, in the event Purchaser does not acquire at least 90% of the then outstanding Shares after the consummation of the Offer, the affirmative vote of the holders of at least two-thirds of the voting power of all Shares is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) more than 67% of the voting power of all Shares on a fully diluted basis, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other Stockholder. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement" and "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger." Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares after consummation of the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger."

        The Company has advised Purchaser that, as of (i) the close of business on May 21, 2004, 13,338,775 Shares were issued and outstanding and no shares of preferred stock, par value $1.00 per share, of the Company were issued and outstanding and (ii) May 17, 2004, an additional 2,085,410 Shares were subject to outstanding stock options. As a result, assuming no change in the sum of outstanding Shares and options, the Minimum Condition would be satisfied if Purchaser acquired 10,334,204 Shares. Also, assuming no change in the number of outstanding Shares, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the holders of Shares, if Purchaser acquired 12,004,898 Shares.

        Purchaser may provide for a Subsequent Period (as defined below) in connection with the Offer. If Purchaser elects to provide a Subsequent Period, it will make a public announcement thereof on the next business day after the Expiration Date. See "Section 1—Terms of the Offer; Expiration Date."

        Appraisal rights are not available in connection with the Offer. If, however, a Stockholder elects not to tender his, her or its Shares in the Offer and Purchaser purchases Shares in the Offer, appraisal rights will be available to such Stockholder who does not tender Shares in the Offer in connection with the Merger with and into the Company. If a Stockholder elects to exercise appraisal rights in connection with the Merger, and that Stockholder complies with the applicable requirements under Delaware Law, that Stockholder will be entitled to payment for his, her or its Shares based on an appraisal of the value of such Shares by the Delaware Chancery Court. Such appraisal will be made without regard for any element of value arising from the accomplishment or expectation of the Merger. The value may be more or less than the $44.00 per Share that Purchaser is offering to pay for Shares in the Offer or that a Stockholder would otherwise receive in the Merger. See "Section 11—Purpose of the Offer; Plans for the Company after the Offer and the Merger—Appraisal Rights."

        Certain material U.S. federal income tax consequences of the sale of the Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in "Section 5—Certain U.S. Federal Income Tax Consequences."

        If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Share will be appropriately adjusted.

        OTHER THAN THE MINIMUM CONDITION, WE RESERVE THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE OF THE OTHER CONDITIONS TO THE OFFER, SUBJECT TO THE LIMITATIONS CONTAINED IN THE MERGER AGREEMENT AND TO THE APPLICABLE RULES AND REGULATIONS OF THE SEC.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1.    TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4—Withdrawal Rights") on or prior to the Expiration Date. The term "Expiration Date" means 11:59 p.m., New York City time, on June 23, 2004, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as extended by Purchaser, will expire.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH UNDER "SECTION 14—CERTAIN CONDITIONS OF THE OFFER."

        If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but Purchaser shall not be obligated), subject to the applicable rules and regulations of the SEC and subject to the terms of and the limitations set forth in the Merger Agreement, to (a) terminate the Offer and not pay for any Shares and return all tendered Shares to tendering Stockholders, (b) waive or reduce all the unsatisfied conditions (other than the satisfaction of the Minimum Condition) and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to each Stockholder's right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

        Amendment of the Offer.    Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of the Company, Purchaser may not change the form of consideration to be paid in the Offer, decrease the Offer Price or the number of Shares sought in the Offer, impose additional conditions to the Offer or modify any of the conditions to the Offer described in "Section 14—Certain Conditions of the Offer," or change the terms of the Offer in any manner adverse to the Stockholders, or, except as provided in the following paragraph, extend the Offer.

        The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer (i) beyond the scheduled expiration date, which shall be 20 business days following the date of the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Certain Conditions of the Offer," shall not be satisfied or waived, (ii) for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, and (iii) for three business days following Parent's receipt of a notice from the Company that it has received a Superior Proposal (as defined in the Merger Agreement), if such notice is delivered to Parent less than three business days prior to the then scheduled expiration date of the Offer. In addition, Purchaser may, without the consent of the Company, elect to provide a "subsequent offering period" after Purchaser has purchased Shares tendered during the offer of not more than 20 business days in the aggregate in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") if all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Purchaser and Parent, is not at least 90% of the then outstanding Shares on a fully diluted basis. During any extension under (i), (ii) or (iii) under the first sentence of this paragraph, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. See "Section 4—Withdrawal Rights." Notwithstanding anything to the contrary in this paragraph, other than as described elsewhere herein, we may not extend the Offer beyond September 22, 2004. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement."

        UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFER IS EXTENDED.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer,

Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified on Annex A to the Merger Agreement and described in "Section 14—Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the Merger Agreement, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Extension of Offer.    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension is to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (in accordance with Rule 14e-1(d) under the Exchange Act). Subject to applicable law (including Rules 14d-4(d)(1) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes and disclosed in additional tender offer materials, respectively) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release on a national newswire service.

        Subsequent Period.    Subject to the applicable rules and regulations of the SEC, Purchaser may elect to provide a "subsequent offering period" after Purchaser has purchased Shares tendered during the offer of not more than 20 business days in the aggregate (the "Subsequent Period") if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4—Withdrawal Rights") prior to the Expiration Date. SHARES TENDERED DURING A SUBSEQUENT PERIOD MAY NOT BE WITHDRAWN. See "Section 4—Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during any Subsequent Period. Any election by Purchaser to include a Subsequent Period may be effected by Purchaser giving oral or written notice of the Subsequent Period to the Depositary. If Purchaser decides to include a Subsequent Period, it will make an announcement to that effect by issuing a press release to a national newswire service on the next business day after the Expiration Date.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 11:59 p.m., New York City time.

        If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in "Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

        Consequences of Material Changes in the Offer.    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer and promptly disseminate such material change or waiver to Stockholders in a manner reasonably designed to inform them of such material change or waiver and in additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Stockholders.

        Mailing of the Offer.    The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. The Schedule 14D-9 of the Company is being mailed with this Offer to Purchase.

SECTION 2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase by accepting for payment and paying for all Shares validly tendered and not withdrawn (as permitted by "Section 4—Withdrawal Rights") promptly after the Expiration Date. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1—Terms of the Offer; Expiration Date" and "Section 15—Certain Legal Matters and Regulatory Approvals." If Purchaser decides to include a Subsequent Period, Purchaser will accept for payment and promptly pay for all validly tendered Shares as they are received during the Subsequent Period. See "Section 1—Terms of the Offer; Expiration Date."

        In all cases (including during any Subsequent Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment.

        UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to Purchaser pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Dealer Manager, the Depositary and the Information Agent.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares that are tendered in the Offer, or is unable to accept for payment, or pay for, Shares that are tendered in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain Shares that are tendered in the Offer, and such Shares may not be withdrawn except to the extent that Stockholders tendering such Shares are entitled to do so as described in "Section 4—Withdrawal Rights" of this Offer to Purchase.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares tendered by Book-Entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        IF PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE IN PRICE.

        If we provide a Subsequent Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Period.

SECTION 3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        Valid Tender of Shares.    In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the

Expiration Date. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Period, if any, or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Period, if any, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates evidencing such Shares are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that, all the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii)
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within five NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. For the purpose of the foregoing, a trading day is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Period.

        In all cases (including during any Subsequent Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Under no circumstances will we pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in mailing such payment.

        Determination of Validity.    ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS OR IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) such Stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy thereof), or through delivery of an Agent's Message, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such Stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        BACKUP WITHHOLDING.    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD AND PAY TO THE INTERNAL REVENUE SERVICE A PORTION OF ANY PAYMENT MADE PURSUANT TO THE OFFER. IN ORDER TO AVOID BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO IS A U.S. CITIZEN OR U.S. RESIDENT ALIEN MUST, UNLESS AN EXEMPTION APPLIES, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL (IN THE CASE OF U.S. STOCKHOLDERS) OR IRS FORM W-8 OR A SUITABLE SUBSTITUTE FORM (IN THE CASE OF NON-U.S. STOCKHOLDERS). SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

SECTION 4.    WITHDRAWAL RIGHTS

        Any tender of Shares made pursuant to the Offer is irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 24, 2004. Once Shares are accepted for payment, such Shares will no longer be able to be withdrawn. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this "Section 4—Withdrawal Rights." However, our ability to delay payment for Shares that we have accepted for payment is limited by the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser provides for a Subsequent Period, Shares tendered during the Subsequent Period may not be withdrawn. See "Section 1—Terms of the Offer; Expiration Date."

        For a withdrawal of Shares previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

        Withdrawals of Shares May Not Be Rescinded.    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during any Subsequent Period) by following one of the procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Period).

        The method of delivery of any notice of withdrawal is at the option and risk of the tendering Stockholder, and delivery of any notice of withdrawal will be made only when actually received by the Depositary.

SECTION 5.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are sold for cash pursuant to the Offer or converted into the right to receive cash in the Merger (a "Holder"). This discussion is for general informational purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to Holders who are citizens or residents of the United States and who hold Shares as "capital assets" within the meaning of Section 1221 of the Code and may not apply to Holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation or who hold their Shares as part of a hedge, straddle or conversion transaction. In addition, this discussion does not apply to certain types of Holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker dealers and persons who hold their Shares as a part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. The tax consequences of the Offer and the Merger to Holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such Holder's status for U.S. federal income tax purposes. This discussion does not address the U.S. federal income tax consequences to a Holder that, for U.S. federal income tax purposes, is: (i) an individual who is not a U.S. resident or citizen; (ii) a foreign corporation; (iii) a foreign partnership; or (iv) a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws. EACH STOCKHOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by the Holders and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold for cash pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of the consummation of the Offer or the Merger, as the case may be. Certain limitations may apply to the use of capital losses.

SECTION 6.    PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are listed and principally traded on the NYSE under the symbol "NEB." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company has declared and paid a $.20 dividend on the Shares in each calendar quarter in 2002 and 2003 and a $.22 dividend on the Shares in each of the first and second quarters of 2004.

SHARES MARKET DATA

	High	Low
2002:
First Quarter	$21.37	$15.87
Second Quarter	19.99	16.58
Third Quarter	26.00	18.51
Fourth Quarter	29.30	23.25
2003:
First Quarter	$26.59	$20.00
Second Quarter	24.40	20.20
Third Quarter	25.61	21.01
Fourth Quarter	29.85	23.90
2004:
First Quarter	$34.00	$29.15
Second Quarter (through May 21, 2004)	43.85	32.08

        On May 14, 2004, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $33.31. On May 21, 2004, the last full trading day prior to the printing of this Offer to Purchase, the closing price per Share as reported on the NYSE was $43.80.

        STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7.    CERTAIN INFORMATION CONCERNING THE COMPANY

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including any financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

        General.    The Company is a Delaware corporation with its principal executive offices located at 500 Main Street, Groton, Massachusetts 01471. The Company's telephone number is (978) 448-6111.

        The Company's industry segments are (i) "Direct Marketing-US", representing those business operations that sell principally printed products such as checks and business forms to small businesses through direct marketing in the United States, (ii) "Direct and Distributor Sales", which sells primarily checks and business forms to small businesses through a direct sales force to the customer and through both independent and local, dedicated distributors in the United States and Canada, (iii) "Apparel", which utilizes independent sales representatives to market its specialty apparel products and to solicit orders from customers in the promotional products/advertising specialty industry, (iv) "Packaging and Display Products", which primarily resells packaging and shipping supplies and retail signage marketed through a combination of direct marketing and direct selling efforts, and (v) "International", which sells principally printed products such as checks and business forms to small businesses in Canada, the United Kingdom and France through direct marketing, independent distributors or by directly selling to the customer.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the holders of Shares and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

SECTION 8.    CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

        General.    Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 3680 Victoria Street North, Shoreview, Minnesota 55126 and its telephone number is (651) 483-7111. Purchaser is an indirect wholly owned subsidiary of Parent.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. All outstanding shares of capital stock of Purchaser are indirectly owned by Parent. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        Parent is a Minnesota corporation. Its principal offices are located at 3680 Victoria Street North, Shoreview, Minnesota 55126 and its telephone number is (651) 483-7111. Parent provides personal and business checks, business forms, labels, personalized stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. Common shares of Parent are listed on the NYSE.

        The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Interest in Securities of the Company.    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Offer to Purchase, since June 28, 2000, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase, since June 28, 2000, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

SECTION 9.    FINANCING OF THE OFFER AND THE MERGER

        The funds required by Purchaser to consummate the Offer and the Merger, repay or refinance debt of the Company and to pay related fees and expenses is estimated to be approximately $790 million. Purchaser will obtain such funds from Parent and/or one or more of its subsidiaries, who will be obtaining such funds from a $800 million bridge financing that Parent has arranged with Bank One, NA, The Bank of New York and Wachovia Bank, National Association ("Bank"). The Offer is not conditioned on obtaining financing.

        On May 24, 2004, Parent and Bank entered into a credit agreement, a copy of which is attached as Exhibit (b) to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the SEC in connection with the Offer (the "Credit Agreement"), pursuant to which Bank established a committed, fully funded acquisition facility for Parent and its wholly owned subsidiaries in the amount of up to $800 million (the "Facility") to acquire Shares pursuant to the Offer, pay the Merger Consideration, pay related expenses and/or repay or refinance debt of the Company. The following summary of the principal terms of the Facility is qualified in its entirety by reference to the Credit Agreement which is incorporated herein by reference. Bank One has underwritten 100% of the Facility and has the right to syndicate the Facility to other financial institutions. Capitalized term used in this Section 9 but not otherwise defined in this offer to purchase have the meanings assigned to them in the Credit Agreement.

        The Facility is a 364-day unsecured revolving credit loan that will be available in U.S. Dollars, and will bear interest at a rate of either (1) the Base Rate plus the Base Rate Applicable Margin for Base Rate Committed Loans (as set forth in the Pricing Grid of the Credit Agreement), or (2) the LIBO Rate plus the LIBO Rate Applicable Margin for Offshore Rate Loans (as set forth in the Pricing Grid of the Credit Agreement), to be chosen by the Parent. In addition, the Credit Agreement includes customary provisions (a) protecting the lenders against certain increased costs or loss of yield and (b) indemnifying the lenders for certain costs in connection with, among other things, any prepayment of Offshore Rate Loans on a day other than the last day of an interest period with respect thereto. The Credit Agreement contains customary indemnification provisions.

        The Credit Agreement contains representations and warranties, covenants, events of default and other provisions customary for similar facilities. The Credit Agreement includes a financial covenant that the minimum interest coverage (EBIT to interest expense) shall not be less than 2.5 to 1.0. In addition, Bank shall be paid a fee equal to the per annum percentage identified as the Applicable Fee Rate (as set forth in the Pricing Grid of the Credit Agreement) multiplied by the average daily unused portion of the Commitment (as set forth in the Pricing and Grid of the Credit Agreement).

        The initial draw down shall be conditioned on, among other things: (i) the initial funding occurring no later than 120 days after commencement of the Offer; (ii) the absence of default or unmatured default; (iii) evidence satisfactory to the Facility's administrative agent of proper director approval; and (iv) the absence of litigation which would reasonably be expected to result in a material adverse effect on the financial condition of Parent; and (v) the satisfaction or waiver of all conditions precedent to the consummation of the Offer.

        It is anticipated that indebtedness incurred under the Facility will be repaid from funds generated internally by Parent and its subsidiaries and from other sources that may include the proceeds from the sale of non-core assets or the sale of securities in the capital markets. No final decisions have been made concerning the method that Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions as well as on prevailing interest rates and financial and other economic conditions.

SECTION 10.    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT

GENERAL BACKGROUND OF THE OFFER.

        In March of 2003, Larry Mosner, Chief Executive Officer of Parent, called Robert Murray, then Chairman and Chief Executive Officer of the Company, to arrange a meeting to explore the possibility of combining the two companies. Mr. Murray tentatively agreed to meet with Mr. Mosner subject to Parent entering into the Company's customary mutual confidentiality agreement, including a standstill agreement from Parent. No meeting was held at that time because Parent declined to enter into such an agreement.

        On August 4, 2003, as part of Parent's annual strategic planning review, Parent's board of directors discussed the Company as a possible acquisition candidate, including a detailed discussion of the strategic merits of a potential acquisition and the projected financial returns of such a transaction. Parent's board determined that further due diligence would be necessary to evaluate fully the synergies, acquisition price and return on investment.

        On September 17, 2003, at a meeting of the Parent's Finance Committee (the "Finance Committee"), Goldman, Sachs & Co. ("Goldman Sachs"), the Parent's financial adviser, presented analyses of the Company as an acquisition candidate including an analysis of synergy opportunities and valuation estimates. The Finance Committee directed Mr. Mosner to contact Mr. Murray and express interest in entering into discussions regarding a possible business combination.

        Over the next month, Mr. Mosner repeatedly attempted to contact Mr. Murray about the possibility of entering into discussions regarding a possible business combination.

        On October 21, 2003, Mr. Mosner telephoned Mr. Murray, and again proposed the idea of combining the two companies. Mr. Murray stated that he would address such a proposal at the Company's board meeting on October 24, 2004. Mr. Murray explained to Mr. Mosner that it was not the Company's practice to enter into such discussions without having a mutual confidentiality agreement, including a standstill agreement from Parent, in place. Mr. Mosner agreed to reconsider entering into such an agreement.

        Following a telephone call he received from Mr. Murray, on October 28, 2003, Mr. Mosner informed Parent's board, at its regularly scheduled meeting that day, that the Company's board had determined that it did not want to pursue discussions. Parent's board determined that it would like to continue to pursue discussions with the Company and authorized Mr. Mosner to send a follow-up letter to the Company.

        On November 7, 2003, Mr. Mosner sent a letter to Mr. Murray and Richard Riley, then President and Chief Operating Officer of the Company, reiterating Parent's strong interest in pursuing a possible combination of the Company and Parent. Messrs. Murray and Riley responded by letter on November 13, 2003, in which they reiterated the view of the Company's board that the interests of the Company and its stockholders were best served by the continued pursuit of the Company's strategic plan and, accordingly, that the Company's board had determined not to pursue discussions with Parent.

        On November 24, 2003, at a meeting of the Finance Committee, the Finance Committee was informed that the Company had declined the invitation to explore a possible business combination communicated in the initial letter of interest that was sent by Mr. Mosner at the instruction of Parent's board.

        On December 2, 2003, Goldman Sachs presented Parent's board with options for attempting to engage the Company in discussions regarding the possible business combination. Parent's board instructed Mr. Mosner to send another letter to the Company in another attempt to engage them in discussions.

        On December 3, 2003, Mr. Mosner sent a letter to Messrs. Murray and Riley, with a copy to the Company's board. The letter stated that Parent understood a transaction involving a combination of Parent and the Company would need to provide the Company's stockholders with an attractive premium to the current market price and that Parent and Parent's board of directors remained committed to completing such a transaction.

        On December 22, 2003, Messrs. Murray and Riley called Mr. Mosner and advised him that, while the Company's board was of the view that the interests of the Company and its stockholders were best served by the continued pursuit of the Company's strategic plan, it was clear to the Company's board that Parent was intent on making a proposal to acquire the Company and that, therefore, the Company was prepared to enter into discussions with Parent subject to entering into an acceptable mutual confidentiality agreement, including a standstill agreement from Parent. The parties agreed to defer commencement of discussions until the Company had retained financial advisors and the mutual confidentiality agreement, including a standstill agreement from Parent, was signed.

        On January 1, 2004, pursuant to a previously announced succession plan, Mr. Riley became the President and Chief Executive Officer of the Company and Mr. Murray became the Non-Executive Chairman of the Company.

        On January 8, 2004, Mr. Mosner informed the Finance Committee that he had had discussions with the Company in which it was suggested that the Company would be willing to have discussions but would require a confidentiality agreement between the Parent and Company. In late January, the Parent's board authorized the negotiation of a confidentiality agreement, including a standstill provision.

        From January 22, 2004 through early February, the Company and Parent negotiated the terms of a mutual confidentiality agreement, including an 18-month standstill agreement from Parent, which was signed on February 12, 2004. On February 13, 2004, Mr. Mosner called Mr. Riley to discuss how to proceed with exploring a possible business combination of Parent and the Company.

        On February 25, 2004, Messrs. Mosner and Riley met and discussed the process and timing for further discussions. Mr. Mosner reiterated Parent's interest in a business combination with the Company.

        Throughout late February and March, Parent conducted due diligence. On March 10, 2004, members of the Company's and Parent's management teams, along with their respective financial advisors, met to discuss due diligence matters.

        On March 9, 2004, Goldman Sachs led Parent's board through a review of preliminary due diligence and financial modeling. Parent's board determined that, in its view, the appropriate valuation was in the range of the low- to mid-forties per share. Parent's board authorized a non-binding offer at a price of $42.00 per share.

        On March 12, 2004, Mr. Mosner called Mr. Riley and sent a letter to Mr. Riley stating that Parent was interested in acquiring the Company in a transaction in which the stockholders of the Company would receive $42.00 per share in cash for all the outstanding shares (including the cash-out of outstanding stock options). Mr. Mosner stated that this non-binding indication of interest was subject to further due diligence and negotiation of a definitive agreement, but not be subject to a financing condition. Mr. Mosner requested that the Company agree to a 30-day exclusivity period while Parent completed its due diligence. Mr. Riley told Mr. Mosner that he would convey Mr. Mosner's proposal to the Company's board, but that he believed the Company's board would not be inclined at that time to pursue a transaction on the terms described by Mr. Mosner. Mr. Mosner expressed interest in continuing discussions regardless of the Company board's decision.

        Mr. Riley called Mr. Mosner on March 16, 2004 and advised him that the Company's board was of the position that Parent had not presented its best price for consideration. In response, Mr. Mosner indicated that Parent needed additional information before it could reconsider the price.

        Over the next week, discussions ensued between Mr. Mosner and Mr. Riley and between Morgan Stanley, the Company's financial advisor, and Goldman Sachs concerning the additional information Parent needed in order to reconsider its non-binding offer price.

        On March 25, 2004, Mr. Mosner telephoned Mr. Riley. Mr. Mosner indicated Parent's desire to continue discussions and indicated that Parent might be willing to improve its non-binding offer price, if the Company could provide further information supporting such an improvement. Mr. Riley agreed to provide additional information, but stressed the need to bring this process to a definitive conclusion in a short period of time.

        On April 2, 2004, members of the Company's management team, including Mr. Riley and Daniel Junius, the Chief Financial Officer of the Company, and Parent's management team, including Mr. Mosner and Douglas Treff, the Chief Financial Officer of Parent, along with their respective financial advisors, met to address Parent's additional informational requests.

        On April 5, 2004, the Finance Committee again discussed valuation models and also discussed the proposed terms of an acquisition. The Finance Committee approved an increase in the non-binding offer price to $43.00.

        On April 6, 2004, Mr. Mosner called Mr. Riley and sent a follow-up letter stating that Parent was prepared to raise its non-binding offer price to $43.00 per share in cash, subject to completion of due diligence and other conditions previously communicated to the Company.

        On April 7, 2004, Mr. Riley informed Mr. Mosner that the Company's board was not inclined at this time to pursue a transaction with Parent at $43.00 per share.

        On April 15, 2004, Mr. Mosner called Mr. Riley and reported that Parent would not raise its non-binding offer price.

        On April 19, 2004, Mr. Riley called Mr. Mosner to tell him that if Parent could increase its offer price to $44.00 per share, Mr. Riley would take it to the Company's board for their consideration.

        On April 21, 2004, the Finance Committee discussed a non-binding indication of interest at the price of $44.00 per share with management and representatives from Goldman Sachs, and authorized Parent to move forward with an non-binding offer price of $44.00 per share, subject to a period of exclusivity within which it could complete comprehensive due diligence, board approval of definitive agreements, the development of a transition plan and the validation of financial models.

        On April 22, 2004, Mr. Mosner called Mr. Riley and increased the non-binding offer price to $44.00 per share in cash subject to Parent being given an additional 30-day period in which to conduct further due diligence and the Company's agreeing to a 30-day exclusivity period while Parent completed its due diligence. Mr. Riley informed Mr. Mosner that it was unlikely that the Company's board would agree to such an extended diligence period or an exclusivity period.

        Over the next few days, the Company and Parent, and their respective advisors, entered into discussions regarding the further operational, financial and legal diligence to be conducted by Parent, the time period for such diligence and whether the Company would agree to deal exclusively with Parent during this period.

        On April 29, 2004, Parent and the Company entered into a letter agreement providing that the Company and its advisors would terminate discussions, if any, regarding alternative transactions to the possible business combination proposed by Parent and that, until May 17, 2004, the Company would not solicit any alternative proposals for a possible business combination.

        On the evening of May 4, 2004, Dorsey & Whitney LLP ("Dorsey"), counsel to Parent, distributed a draft Merger Agreement to the Company, Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Company, and Morgan Stanley. From such time through the early morning of May 17, 2004, representatives of the Company and Parent, working with their respective legal and financial advisors, negotiated and finalized the terms of the Merger Agreement and other terms of the transaction.

        On May 6, and May 7, 2004, Messrs. Riley and Junius, met with Messrs. Mosner and Treff. The group discussed certain matters concerning the proposed business combination.

        On May 16, 2004, both the Company's board and the Parent's board approved the transaction. The Merger Agreement was signed early in the morning of May 17, 2004 and the transaction was publicly announced later that morning.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

  The Merger Agreement.

        THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE TO. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE MERGER AGREEMENT. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7—CERTAIN INFORMATION CONCERNING THE COMPANY."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, and in any event no later than May 26, 2004, and that, subject to the satisfaction of the Minimum Condition, the HSR Condition and certain other conditions that are described in "Section 14—Certain Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

        Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms and conditions to the Offer; provided that, Purchaser and Parent have agreed that no change in the Offer may be made that (a) changes the form of consideration payable in the Offer, (b) decreases the Offer Price or the number of Shares sought in the Offer, (c) imposes any additional conditions to the Offer or modifies any of the conditions to the Offer described in "Section 14—Certain Conditions of the Offer," (d) changes the terms of the Offer in any manner adverse to the holders of the Shares, or (e) except as discussed below, extends the Offer beyond the initial Expiration Date of the Offer.

        The Merger Agreement provides that Purchaser may, without the consent of the Company, extend the Offer (i) beyond the scheduled expiration date, which is 20 business days following the date of the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as described in "Section 14—Certain Conditions of the Offer," are not satisfied or waived, (ii) for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer or any period required by applicable law, and (iii) for three business days following Parent's receipt of a notice from the Company that it has received a Superior Proposal, if such notice is delivered to Parent less than three business days prior to the then scheduled expiration date of the Offer. The Merger Agreement further provides that Purchaser may, without the consent of the Company, extend the Offer for a subsequent offering period of up to an additional 20 business days in the aggregate in accordance with Rule 14d-11 promulgated under the Exchange Act, beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Purchaser and Parent, is not at least 90% of the then outstanding Shares on a fully diluted basis. Notwithstanding anything to the contrary in this paragraph and except as otherwise discussed in this "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement," in the cases described in clauses (i), (ii) and (iii) above, Purchaser is not permitted to extend the Offer beyond September 22, 2004.

        Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer.    Effective upon the acceptance for payment pursuant to our Offer of any Shares, Parent is entitled to designate a number of directors, rounded up to the next whole number, to serve on the Company's board of directors as will give Purchaser representation on the Company's board of directors equal to the product of (i) the total number of directors on the Company's board of directors (giving effect to the election of additional directors designated by Parent), and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser bears to the number of Shares outstanding. The Company will take all actions necessary to cause Parent's designees to be elected or appointed to the Company's board of directors, including increasing the size of the Company's board of directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Company's board of directors in order to satisfy the NYSE listing requirements). At such time, the Company will also cause individuals designated by Parent to constitute the same percentage as is on the Company's entire board of directors, rounded up to the next whole number, to be on (i) each committee of the Company's board of directors and (ii) each board of directors and each committee thereof of each Subsidiary of the Company, in each case only to the extent permitted by applicable law and the rules of the NYSE. The Company will use its commercially reasonable efforts to cause the Company's board of directors to have at least two directors who were directors on May 17, 2004 and who are not employed by the Company and who are not affiliates, stockholders or employees of Parent or any of its Subsidiaries. If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate any other Person who must not be an affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for purposes of the Merger

Agreement. If at any time there are no Independent Directors, the other directors of the Company then in office must designate two persons to fill such vacancies and those persons will not be affiliates, stockholders or employees of Parent or any of its Subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on May 17, 2004 will be subject to the approval of Parent, not to be unreasonably withheld or delayed.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," Purchaser will be merged with and into the Company in accordance with the applicable provisions of Delaware Law, and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of Purchaser will cease.

        Certificate of Incorporation and Bylaws.    The Merger Agreement provides that upon consummation of the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Merger, will be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Purchaser, as in effect immediately prior to the Merger, will be the Bylaws of the Surviving Corporation.

        Directors and Officers.    Under the terms of the Merger Agreement, upon consummation of the Merger, the directors of the Purchaser immediately prior to the Merger will be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Merger will be the officers of the Surviving Corporation, in each case until their respective death, resignation or removal or until their respective successors are duly elected and qualified all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and Delaware Law.

        Special Meeting of Stockholders.    Pursuant to the Merger Agreement, the Company will, acting through the Company's board of directors as then constituted, if required by applicable law and in accordance with Delaware Law and the Company's Certificate of Incorporation and Bylaws, convene and hold a meeting of its Stockholders as promptly as practicable following the purchase of Shares in the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger and include in the letter to Stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to Stockholders in connection with the Merger, and in any schedules required to be filed with the SEC in connection therewith, the recommendation of the Company's board of directors that Stockholders vote in favor of the adoption of the Merger Agreement. If Purchaser acquires more than 67% of the voting power of Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other Stockholder votes in favor of the Merger.

        Merger without a Meeting of Stockholders.    The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser acquires at least 90% of the outstanding Shares of each class of capital stock of the Company entitled to vote on the Merger, Parent and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the Stockholders, in accordance with Section 253 of Delaware Law.

        Conversion of Shares.    Pursuant to the Merger Agreement, each outstanding Share (other than (i) Shares owned by the Company or any wholly owned Subsidiary of the Company and by Parent, Purchaser or any direct or indirect Subsidiary of Parent, all of which will be canceled without any exchange of consideration, and (ii) Shares owned by Stockholders who did not approve the merger and have demanded appraisal rights in accordance with Section 262 of Delaware Law) will, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders thereof, be converted into the right to receive an amount in cash without interest (subject to withholding taxes) equal to the Merger Consideration, upon surrender of the certificate representing such Share.

        Company Stock Options.    Each option to acquire Shares granted under any Company Option Plan (each, a "Company Stock Option" and collectively, the "Company Stock Options") that is outstanding immediately prior to the consummation of the Merger (the "Merger Date") will be canceled and will solely represent the right to receive an amount in cash, without interest, equal to (a) the option consideration, which is the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option, multiplied by (b) the aggregate number of Shares with respect to which the applicable Company Stock Option was exercisable immediately prior to the Merger Date. The payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of such Company Stock Option.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the absence of certain changes or events concerning the Company's business, financial statements, SEC filings, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, regulatory matters, taxes, material contracts, insurance and brokers.

        Covenants.    The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement, during the period from the date of the Merger Agreement through the consummation of the Merger, the Company and each of its Subsidiaries will conduct their businesses in all material respects in the ordinary course consistent with past practice, and the Company and each of its Subsidiaries will use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties in all material respects and to keep available the services of their respective officers and Key Employees. Except as otherwise agreed by Parent and the Company prior to the date of the Merger, the Company must not, and must cause each of its Subsidiaries not to, take certain actions, such as:

  •
  proposing or adopting amendments to its certificate of incorporation or bylaws;

  •
  acquiring or agreeing to acquire or lease any assets, other than assets used in the ordinary course of business consistent with past practice, by merging or consolidating with or purchasing a substantial portion of the assets of any business, corporation, partnership, joint venture, association or other business organization or division thereof;

  •
  selling, leasing, mortgaging, encumbering, subjecting to any lien or disposing any of its material properties or assets or stock or other ownership interests (other than (i) in the ordinary course of business substantially consistent with past practice, (ii) pursuant to existing agreements, (iii) liens for taxes not yet due or being contested and (iv) liens or other restrictions that could not reasonably be expected to have a Company Material Adverse Effect);

  •
  declaring, setting aside or paying any dividend or making any distribution on shares of its capital stock, other than dividends or distributions payable by any wholly owned Subsidiary of the Company;

  •
  issuing, delivering or selling any capital stock of the Company or any Subsidiary or proposing the issuance, delivery or sale of any capital stock of the Company or any Subsidiary (other than upon the exercise of Company Stock Options that have been granted prior to the date of the Merger Agreement and up to 10,000 Company Stock Options granted to newly hired employees), splitting, combining or reclassifying any capital stock of the Company or any Subsidiary or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, any of their securities, or, except as otherwise agreed, redeeming or repurchasing their securities;

  •
  entering into, amending, modifying, terminating or making a commitment in respect of any material contracts, entering into any agreement or arrangement that limits or restricts the Company or any of its Subsidiaries from competing in or conducting any business or engaging in business any significant geographical area, or entering into any contract or agreement that is not terminable by the Company or such Subsidiary within one year from the execution thereof;

  •
  incurring or guaranteeing any indebtedness, issuing or selling any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, entering into any "keep well" or other agreement to maintain any financial statement of another person or entering into any arrangement having the economic effect of any of the foregoing (except for borrowings under the Company's existing lines of credit for working capital purposes or endorsing checks in the normal course of business), or making any loans, advances, or capital contributions to, or investments in, any other person, other than to the Company or any Subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

  •
  increasing the compensation payable to any of its officers, directors or Key Employees, granting any severance or termination pay to officers, directors or Key Employees, entering into, modifying or amending any employment, severance or consulting agreement with any stockholder or current or former director officer or other employee or otherwise establishing, modifying or amending any benefit plans or arrangements for the benefit of any current or former director, officer, employees or stockholder of the Company or any Subsidiary;

  •
  changing any of its accounting or tax accounting policies or procedures (unless required by law, generally accepted accounting principles in the United States or the SEC);

  •
  making any contract or commitment involving payments in excess of the amount of the Company's 2004 capital expenditures plan previously provided to Parent;

  •
  entering into any derivatives transactions;

  •
  changing its material existing insurance policies (or substantial equivalents thereof);

  •
  waiving, releasing, authorizing, settling or compromising any material litigation not covered by insurance except any settlements or compromises that do not involve the payment of more than $1 million in the aggregate;

  •
  adopting a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  •
  entering into an "related party agreement" as defined in Item 404 of Regulation S-K promulgated under the Exchange Act;

  •
  effectuating a "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended;

  •
  taking any action that would cause any of its representations and warranties set forth in the Merger Agreement no longer to be true and correct such that Parent would have the right to terminate the Merger Agreement; or

  •
  otherwise to take any of the foregoing actions.

        No Solicitation.    In the Merger Agreement, the Company has agreed not to, and not to permit its Subsidiaries or Representatives (as defined below) to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal (as hereinafter defined); (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or give access to the assets or the books and records of the Company or its Subsidiaries to, any person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal. In addition, the Company has agreed to, and to cause its Subsidiaries and directors, officers, employees and representatives (including consultants, accountants, legal counsel, investment bankers, agents and affiliates) of the Company and its Subsidiaries (collectively, "Representatives") to, immediately cease any existing solicitations, discussions, negotiations or other activity with any person being conducted with respect to any Acquisition Proposal on the date of the Merger Agreement.

        An "Acquisition Proposal" is defined as any contract, proposal, offer or indication of interest (other than by Parent or one of its affiliates) (whether or not in writing and whether or not delivered to the Stockholders of the Company generally) relating to (i) the acquisition in any manner, directly or indirectly, of a substantial portion of the business or assets of the Company or any of its Subsidiaries (including the capital stock of (or other ownership interest in) any Subsidiary of the Company), (ii) a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) the Company in a single transaction or series of related transactions representing 15% or more of the voting power of the capital stock of (or other ownership interest in) the Company or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any equity securities of the Company in connection with any acquisition by the Company or any of its Subsidiaries or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by the Merger Agreement.

        However, the Company and its board of directors are not prohibited from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, the Company or any of its Subsidiaries or giving access to the assets or the books and records of the Company or any of its Subsidiaries to, any Person who, after the date of the Merger Agreement, makes a bona fide written Acquisition Proposal not solicited after the date of the Merger Agreement in violation of the provisions of the Merger Agreement if (i) the Company's board of directors, acting in good faith and by a majority of its members, has (x) determined, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (y) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Stockholders of the Company under applicable laws (in each case, taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal), and (ii) the Company enters into a confidentiality agreement with such Person (provided that, to the extent such confidentiality agreement is on terms and conditions materially more favorable to such Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement will be deemed amended to contain such materially more favorable terms).

        A "Superior Proposal" is defined as a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of the Company's then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Company's board of directors determines in good faith by a vote of a majority of the Company's entire board of directors (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by the Merger Agreement (taking into account any adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger offered in writing by Parent), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, and (iii) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed.

        The Merger Agreement requires that the Company must notify Parent as soon as practicable of any Acquisition Proposal or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal and any request for non-public information relating to the Company or any of its Subsidiaries or for access to the assets or the books and records of the Company or its Subsidiaries by any person that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company is required to provide Parent with a description of the material terms of such Acquisition Proposal or request. The Company must keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request. The Company is required to provide to Parent any non-public information regarding the Company provided to any other person which was not previously provided to Parent.

        Nothing contained in the Merger Agreement prohibits the Company or the Company's board of directors from disclosing to its Stockholders a position with respect to an Acquisition Proposal by a third party pursuant to Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

        Directors' and Officers' Indemnification and Insurance.    In the Merger Agreement, Parent has agreed, and has agreed to cause the Surviving Corporation, from and after the consummation of the Merger, to indemnify, defend and hold harmless to the fullest extent permitted by law, the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring at or prior to the Effective Time). In addition, in the Merger Agreement, Purchaser and Parent have agreed that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries as provided under Delaware Law, in the Certificate of Incorporation and Bylaws of the Company and its Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Merger will survive the Merger and continue in full force and effect. If a present or former officer or director becomes involved in any actual or threatened action that is subject to indemnification by the Surviving Corporation, Parent has agreed, and has agreed to cause the Surviving Corporation, to promptly advance to such person his or her legal or other expenses, subject to such person's providing an undertaking to reimburse all amounts to advanced in the event a court determines such person is not entitled to indemnification. Additionally, Parent has agreed to cause Purchaser to maintain in effect for a period of six years after the consummation of the Merger, in respect of acts or omissions occurring prior to such time, policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance. Such policies must provide coverage no less favorable than that provided for the individuals who are covered by the Company's existing policies. However, the Surviving Corporation will not be required in order to maintain such policies to pay an annual premium in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain its existing policies (if the annual premium for such insurance exceeds such 300% in any year, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount). In the event Parent, directly or indirectly, sells all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent must either assume the obligation to maintain officers' and directors' liability insurance as described in this paragraph or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation.

        Pursuant to the Merger Agreement, the indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the Merger Agreement (whether or not parties to the Merger Agreement).

        Employee Benefit Arrangements.    The Merger Agreement provides that Parent will (i) until December 31, 2004, maintain certain of the Company's employee benefit plans (other than any equity-based or annual incentive compensation plans), (ii) with respect to the employee benefit plans provided to the Company's employees after December 31, 2004, provide that prior service with the Company be recognized for purposes of eligibility and that all pre-existing condition limitations and eligibility periods be waived, (iii) cause the Surviving Corporation to continue to honor in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and certain employees disclosed to Parent and (iv) cause the Surviving Corporation to continue to honor in accordance with their terms the annual incentive bonus plans of the Company for the fiscal year ending June 26, 2004; provided that, the Merger Agreement will not preclude Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate in accordance with its terms and applicable laws any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its affiliates after the consummation of the Merger.

        Conditions to the Merger.    Pursuant to the Merger Agreement, the parties' obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, of the following conditions:

  •
  if approval of the Merger by the holders of Shares is required by applicable law, the Merger Agreement having been adopted by the requisite vote of the Stockholders of the Company in accordance with Delaware Law; provided that, Purchaser and Parent have agreed to vote all of their Shares in favor of the Merger Agreement and the Merger;

  •
  no provision of any applicable law or orders of any governmental entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise restrains or prohibits the consummation of the Merger is in effect;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act having been satisfied; and

  •
  Purchaser accepting for purchase and paying for the Shares tendered pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated and the Merger, the Offer and the related transactions may be abandoned at any time prior to the Effective Time by action taken by the board of directors of the terminating party or parties (notwithstanding any approval of the Merger Agreement by the Stockholders of the Company or Parent):

  (a)
  by mutual written consent of the Company and Parent;

  (b)
  by either the Company or Parent if the Offer has not been consummated on or before September 22, 2004 (unless the party claiming the right to terminate the Merger Agreement is the party whose failure to fulfill its obligations has resulted in the failure to consummate the Offer by such date);

  (c)
  by either the Company or Parent, if there is any applicable law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any final and nonappealable

    Order of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Offer or the Merger;

  (d)
  prior to the consummation of the Offer by (i) Parent if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in the Merger Agreement such that the conditions to the Offer described in "Section 14—Certain Conditions of the Offer" would not be satisfied or (ii) by the Company if Parent has not performed in all material respects each obligation, agreement and covenant to be performed with by it under the Merger Agreement, and in each of clauses (i) and (ii) such breach or failure to perform is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

  (e)
  by Parent prior to the consummation of the Offer, if, (i) the Company's board of directors has failed to recommend, or has withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or has recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or has resolved to do any of the foregoing), (ii) the Company has breached in any material respect any of its obligations with respect to the "No Solicitation" obligations described above, (iii) the Company's board of directors has refused to affirm its approval or recommendation of the Merger Agreement, the Offer or the Merger within three business days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal has been commenced and the Company has not sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act (within ten business days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2 promulgated under the Exchange Act)), a statement disclosing that the Company's board of directors recommends rejection of such Acquisition Proposal, (v) the Company's board of directors exempts any person (other than Parent and Purchaser) from the provisions of Section 203 of Delaware Law, (vi) the Company's board of directors exempts any other person (other than Parent and Purchaser) under the Rights Agreement or (vii) the Company or the Company's board of directors publicly announces its intention to do any of the foregoing;

  (f)
  by the Company prior to the consummation of the Offer, if the Company's board of directors approves, subject to complying with the terms of the Merger Agreement, a Superior Proposal; provided, however, that the Company may not terminate pursuant to this provision unless (i) the Company's board of directors authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement for the Superior Proposal (ii) the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) Parent does not offer in writing, prior to 5:00 p.m. on the third business day after the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, adjustments to the terms and conditions of the Merger Agreement, the Offer or the Merger that the Company's board of directors determines, in good faith, after consultation with its financial advisors, are at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (in which case, such Superior Proposal will no longer be deemed a Superior Proposal for purposes of the Merger Agreement) and (iv) the Company simultaneously with entering into such agreement for such Superior Proposal, pays to Parent the fee in connection with such termination as described below in "Section 10—Background of the Merger; Contacts with the Company; the Merger Agreement—the Merger Agreement—Effect of Termination," and Parent receives a written acknowledgement of such payment from each party to the

    Superior Proposal that it is aware of such payment, and that each such party waives any right it may have to contest such payment;

  (g)
  by Parent or the Company if,as the result of the failure of any of the conditions to the Offer (as described in "Section 14—Certain Conditions of the Offer"), the Offer has terminated or expired in accordance with its terms (including after giving effect to any extensions, if any) without Purchaser having purchased any Shares pursuant to the Offer (unless the party claiming the right to terminate the Merger Agreement is the party whose failure to fulfill any of its obligations has resulted in such failure); or

  (h)
  by Parent, if, prior to the consummation of the Offer, any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates has acquired beneficial ownership of more than 15% of the Shares.

        Effect of Termination.    In the event of the termination of the Merger Agreement, the Merger Agreement, but not the Confidentiality Agreement, will become void and of no effect. If the Merger Agreement is terminated as a result of the willful (i) failure of a party to fulfill a condition, (ii) failure of a party to perform a covenant or agreement or (iii) breach by a party of any representation or warranty or agreement, such party will be fully liable for any liabilities and damages incurred by the other parties as a result of such willful failure or breach.

        Fees and Expenses.    Except as otherwise described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses. The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, the sum of (x) Parent's expenses (up to a maximum amount not to exceed $3 million) and (y) $23 million, if the Merger Agreement is terminated:

  (a)
  by Parent prior to the first purchase of Shares under the Offer because (i) the Company's board of directors failed to recommend, or withdrew or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger, or recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or resolved to do any of the foregoing), (ii) the Company breached in any material respect any of its nonsolicitation obligations under Section 6.03 of the Merger Agreement, (iii) the Company's board of directors refused to affirm its approval or recommendation of this Agreement, the Offer or the Merger within three business days of a written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal was commenced and the Company did not recommend to the Stockholders within ten business days after the Offer is first published that they reject the Acquisition Proposal, (v) the Company's board of directors exempted any other Person from the provisions of Section 203 of the DGCL, (vi) the Company's board of directors exempted any other Person under the Rights Agreement or (vii) the Company or its board of directors publicly announced its intention to do any of the foregoing;

  (b)
  by the Company prior to the first purchase of Shares under the Offer, if the Company's board of directors approved a Superior Proposal in accordance with Section 6.03 of the Merger Agreement;

  (c)
  by the Company or Parent if (i) the Offer was not consummated prior to September 22, 2004, (ii) at the time of such termination an Acquisition Proposal had been previously announced or made known to the Company (or a bona fide offer for an Acquisition Proposal had been previously commenced) and not definitively withdrawn, (iii) prior to the nine month anniversary of such termination, the Company or any of its Subsidiaries entered into any agreement in principle, arrangement, understanding or contract providing for the implementation of, or exempted any Person from the provisions of Section 203 of the DGCL or any rights agreement of the Company with respect to, any Acquisition Proposal (other than a capital raising transaction by the Company), and (iv) either simultaneously therewith or subsequently, the Company consummated such Acquisition Proposal.

CONFIDENTIALITY AGREEMENT

        THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF FEBRUARY 12, 2004 (THE "CONFIDENTIALITY AGREEMENT"), BETWEEN THE COMPANY AND PARENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7—CERTAIN INFORMATION CONCERNING THE COMPANY."

        Pursuant to the Confidentiality Agreement, Parent has agreed that the Confidential Information (as defined therein) will be used solely in connection with the possibility of a business relationship with the Company, and that such information will be kept confidential; provided, however, that Parent may disclose such information to representatives who need to have access to such information in connection with the possible business combination.

        Parent has also agreed that, from the date of the Confidentiality Agreement until the earlier of (i) August 12, 2005, (ii) the public disclosure by the Company that it has entered into an agreement which results in another person or group becoming the beneficial owner of 50% or more of the Company's then outstanding common stock or (iii) the Company's disclosure pursuant to Rule 14e-2 of the Exchange Act that it (A) is recommending acceptance of, (B) is expressing no opinion and is remaining neutral toward or (C) is unable to take a position with respect to any tender offer or exchange offer which would result in any person or group (other than Parent or its affiliates) becoming the beneficial owner of 50% or more of the Company's then outstanding common shares, Parent will not, without the prior written request of the Company or its board of directors: (a) effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any subsidiary of the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or its subsidiaries; (b) participate in a "group" (as defined in the Exchange Act) with respect to the Company or any of its subsidiaries; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries; (d) take any action which might force the Company or any of its subsidiaries to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

SECTION 11.    PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Pursuant to the Merger, each then outstanding Share (other than

Shares owned by Purchaser, Parent or any Subsidiary of Parent or the Company or any wholly owned subsidiary of the Company and other than Shares with respect to which appraisal rights are perfected) will be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer. Upon consummation of the Merger, the Company will become an indirect, wholly owned subsidiary of Parent.

        Approval of the Merger Agreement.    Under Delaware Law and the Company's Certificate of Incorporation, the approval of the Company's board of directors and the affirmative vote of the holders of two-thirds of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Company's board of directors has unanimously determined that each of the Offer and the Merger is advisable and fair to, and in the best interests of, the Company and the holders of Shares, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof), and has recommended that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other Stockholder.

        In the Merger Agreement, the Company, acting through the Company's board of directors as then constituted, has agreed duly to call, give notice of, convene and hold an annual or special meeting of its Stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, if such action is required by Delaware Law in order to consummate the Merger.

        Election of Directors.    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Parent will be entitled to designate representatives to serve on the Company's board of directors in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—Appointment after Acceptance for Payment of Shares Tendered in the Offer." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

        Short-Form Merger.    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent in any Stockholder vote on the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern" to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the Offer Price.

        Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, Stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Morgan Stanley) are not necessarily opinions as to "fair value" under Section 262.

        The foregoing summary of the rights of dissenting Stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PURCHASE PRICE PAID IN THE OFFER THEREFOR.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Stockholders in such transaction be filed with the SEC and disclosed to Stockholders prior to consummation of the transaction.

        Purchase of Shares After the Expiration Date.    Parent, Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

        Plans for the Company.    It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses.

        As previously announced in a press release issued by Parent on May 17, 2004 (incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed by Purchaser and Parent with the SEC on May 17, 2004), Parent plans to eliminate redundancies between Parent and the Company, leverage the shared services environment of Parent and the Company, and enhance productivity of Parent and the Company by implementing lean principles and sharing best practices. In addition, Parent plans to introduce products across channels, thereby enhancing its product and service offerings to small businesses.

        Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries other than as currently contemplated by the Company, (ii) other than any asset sales permitted under the Merger Agreement, any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business, (v) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (vi) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

SECTION 12.    DIVIDENDS AND DISTRIBUTIONS

        The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, deliver or sell or authorize the issuance, delivery or sale of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any security, convertible or exercisable for either of the foregoing (other than upon the exercise of Company Stock Options that have been granted prior to the date of the Merger Agreement and up to 10,000 Company Stock Options that may be granted to newly hired employees) or (ii) any material assets of the Company or any Subsidiary, except for transactions in the ordinary course of business consistent with past practices and certain other limited exceptions; (b) declare, set aside, make or pay any dividend or other distribution, with respect to any of its capital stock, except for dividends by any wholly owned Subsidiary to the Company or any other direct or indirect, wholly owned Subsidiary and except for the dividend paid by the Company on May 21, 2004 to stockholders of record on May 7, 2004; or (c) reclassify, combine, split or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement—the Merger Agreement—Covenants."

SECTION 13.    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Parent intends to cause the delisting of the Shares by the NYSE following consummation of the Merger and may seek to cause such delisting following consummation of the Offer.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE after the consummation of the Offer. According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent twelve months is less than 100,000 Shares, (iii) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (iv) the Company's total global market capitalization were less than $50 million and total shareholders' equity were less than $50 million, (v) the Company's average global market capitalization over a consecutive 30-trading-day period were less than $15 million or (vi) the average closing price per Share were less than $1.00 over a consecutive 30-trading-day period. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE (or any other national exchange on which the Shares are listed) for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

SECTION 14.    CERTAIN CONDITIONS OF THE OFFER

        The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Purchaser and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in "Section 8—Certain Information Concerning Purchaser and Parent" of this Offer to Purchase.

        Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e 1(c) of the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer (in each case in accordance with the Agreement), if (w) the Minimum Condition has not been satisfied by the expiration date of the Offer, (x) any applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated by the expiration date of the Offer, (y) any permit, consent or approval of any Governmental Entity necessary to the consummation of the Offer or the Merger has not been obtained, or (z) if any of the following conditions occur and continue as of any scheduled expiration date of the Offer:

  (a)
  any Law or Order is enacted, entered, enforced, promulgated or, pursuant to an authoritative interpretation by or on behalf of a governmental entity, deemed applicable to the Offer or the Merger, other than the routine application of waiting period provisions of the HSR Act, that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger, (ii) restrains or prohibits Parent's ownership or operation (or that of its respective subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its subsidiaries, (iii) imposes limitations on the ability of Parent, Merger Sub or any of Parent's other subsidiaries or Affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent, Purchaser or any of Parent's other subsidiaries or Affiliates of any Shares or (v) compels Parent or any of its subsidiaries and/or the Company or any of its subsidiaries to dispose of or hold separate any portion of (A) the business, assets or properties of the Company and its subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its subsidiaries, taken as a whole; or

  (b)
  any action or proceeding by any Governmental Entity is threatened, instituted or pending that (i) challenges or seeks to make illegal or otherwise restrain or prohibit the making of, or seeks to obtain material damages with respect to, the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger, (ii) seeks to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its subsidiaries or of Parent and its subsidiaries, (iii) seeks to impose limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) seeks to require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or Affiliates of any Shares or (v) seeks to compel Parent or any of its subsidiaries and/or the Company or any of its subsidiaries to dispose of or hold separate any portion of (A) the business, assets or properties of the Company and its subsidiaries or (B) the business, assets or properties of Parent and its subsidiaries; or

  (c)
  a Company Material Adverse Effect; or

  (d)
  an Adverse Market Change; or

  (e)
  the Company's board of directors fails to recommend, or withdraws or modifies in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its approval or recommendation of the Merger Agreement, the Offer or the Merger, or recommends, or enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or resolves to do any of the foregoing); or

  (f)
  (i) any of the representations and warranties of the Company contained in the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of such later date, other than such representations and warranties that are made as of a specified date, which representations and warranties are not true and correct as of such date, except where the failure or failures, individually or in the aggregate, of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, or (ii) the Company fails to perform or comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement; or

  (g)
  the Merger Agreement terminates in accordance with its terms.

        The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may, except as provided otherwise in Section 2.01(a) of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

        A public announcement will be made of a material change in, or waiver of, such conditions to the extent required under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15.    CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

        General.    Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see "Section 10—Background of the Offer; Contacts with the Company; the Merger Agreement"), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions described in "Section 14—Certain Conditions of the Offer" shall have occurred). However, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15—Certain Legal Matters and Regulatory Approvals." See "Section 14—Certain Conditions of the Offer" for certain conditions of the Offer.

        Delaware Law.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 16, 2004, prior to the execution of the Merger Agreement, the Company's board of the directors by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is advisable and fair to, and in the best interests of, the Company and the Stockholders. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

        State Takeover Statutes.    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14—Certain Conditions of the Offer."

        United Stated Antitrust Clearance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See "Section 2—Acceptance for Payment and Payment for Shares."

        On May 18, 2004, Parent filed a Premerger Notification and Report Form under the HSR Act in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on June 2, 2004, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4—Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1—Terms of the Offer; Expiration Date" and "Section 14—Certain Conditions of the Offer."

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Purchaser and Parent believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14—Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

SECTION 16.    FEES AND EXPENSES

        Purchaser and Parent have retained Georgeson Shareholder Communications Inc. to be the Information Agent, The Bank of New York to be the Depositary, and Goldman, Sachs & Co. to be the Dealer Manager in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and the Dealer Manager may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. The Dealer Manager will be reimbursed for out-of-pocket expenses incurred by it and will be indemnified in connection with their services as Dealer Manager against certain liabilities and expenses, but will not otherwise be compensated for acting as Dealer Manager.

        Except as described above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Shares pursuant to this Offer to Purchase. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

SECTION 17.    MISCELLANEOUS

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser and Parent have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7—Certain Information Concerning the Company."

                      HUDSON ACQUISITION CORP.

Dated: May 25, 2004

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1.     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

        The following table sets forth the name, current business address, business telephone and current principal occupation or employment, and material occupations, positions, offices or employments and business address thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address and telephone number of each person is c/o Deluxe Corporation, 3680 Victoria Street North, Shoreview, MN 55126, (651) 483-7111. Each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

NAME AND BUSINESS ADDRESS	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS(1)
Lawrence J. Mosner Director since August 1999	Chairman and Chief Executive Officer of Parent

Mr. Mosner joined Deluxe in November 1995 as president of Deluxe Direct. He became president of the Deluxe Financial Services unit in February, 1997, executive vice president of Deluxe Corporation in July, 1997 and vice chairman in 1999. He assumed the role of chairman and CEO in January of 2001.

Before joining Deluxe, Mr. Mosner was executive vice president and chief operating officer at Hanover Direct. He also spent more than 28 years with Sears Roebuck and Company.
Ronald E. Eilers Director since August 2000
President and Chief Operating Officer of Parent

Mr. Eilers joined Deluxe Corporation in 1988 when Deluxe acquired Current, Inc. From 1990 to 1995, he was vice president and general manager of Current's direct mail check business. He then became president of PaperDirect, Inc., (a Deluxe subsidiary) and also served as the manager of Deluxe's business forms division. In 1996, he was named vice president of Deluxe Direct and the next year he became president. In August of 1997, Mr. Eilers became a senior vice president and was assigned to manage Deluxe Paper Payment Systems. In May 2000 he became president and COO of the Parent.

Charles A. Haggerty Director since December 2000
Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Mr. Haggerty is also a director of Beckman Coulter, Inc. and Pentair, Inc.
William A. Hawkins, III Director since May 2004
Senior Vice President, Medtronic, Inc., and President, Medtronic Vascular

Since January 2002, Mr. Hawkins has served as Senior Vice President of Medtronic, Inc., a medical device company, and President of its vascular business. Prior to joining Medtronic, Mr. Hawkins served as Chief Executive Officer of Novoste Corporation, a medical device company, from April 1999 to 2001, and as President of Novoste from June 1998.
Cheryl Mayberry Mckissick Director since December 2000
Chairperson and Chief Executive Officer, Nia Enterprises, LLC

Nia Enterprises, LLC is an interactive communications company for diversity marketing and database services, of which Ms. McKissack is also the founder. From November 1997 to November 2000, Ms. McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of internet infrastructure messaging solutions. Ms. McKissack also serves as director of Private Bancorp, Inc.
Stephen P. Nachtsheim Director since November 1995
Vice President (Retired), Intel Corporation

Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in July 2001. From 1994 until 1998, Mr. Nachtsheim served as the General Manager of Intel's Mobile/Handheld Products Group.

Mary Ann O'Dwyer Director since October 2003
Senior Vice President—Finance and Operations and Chief Financial Officer, Wheels, Inc.

Ms. O'Dwyer joined Wheels, Inc. in 1991 and has been their chief financial officer since 1994. She also has held the position of Senior Vice President—Finance and Operations since 2000. Wheels, Inc. is a provider of automotive fleet management services.
Martyn R. Redgrave Director since August 2001
Executive Vice President—Finance and Chief Financial Officer, Carlson Companies, Inc.

Mr. Redgrave has been the Executive Vice President—Finance and Chief Financial Officer of Carlson Companies, Inc. since 1994. Carlson Companies is a worldwide provider of hospitality, travel and marketing services.
Robert C. Salipante Director since November 1996
President, Sun Life Financial U.S.

Mr. Salipante is President of Sun Life Financial U.S., a position he assumed in February 2003. Sun Life is a financial services organization. Prior to joining Sun Life, Mr. Salipante served as President and General Manager of ING US Financial Services, a financial services company, from October 2001 to April 2002, and General Manager and Chief Executive Officer of ING US Retail Financial Services from September 2000 to October 2001, a position he assumed when ING US Financial Services acquired ReliaStar Financial Corp. Mr. Salipante was President and Chief Operating Officer of ReliaStar, a financial services company, from July 1999 through August 2000, and served as Senior Vice President, Personal Financial Services of ReliaStar from November 1996 through July 1999. He joined ReliaStar in July 1992 as Senior Vice President and Chief Financial Officer.
Stephen J. Berry
Mr. Berry was named a senior vice president of Deluxe in December 2000 and has served as president of Deluxe's Direct Checks segment since May 1999. From August 1997 to April 1999, Mr. Berry was director of marketing for Direct Checks.

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as otherwise indicated.

Guy C. Feltz	Mr. Feltz was named a senior vice president of Deluxe in December 2000 and has served as president of Deluxe's Financial Services segment since July 2000. He was also a vice president of Deluxe from July to December 2000. From August 1999 to July 2000, Mr. Feltz served as senior vice president of sales and marketing for Deluxe's financial institution check printing business. From June 1998 to July 1999, Mr. Feltz was the president and chief executive officer of Deluxe's government services business, which was part of Deluxe's former subsidiary, eFunds Corporation.
Anthony C. Scarfone
Mr. Scarfone joined Deluxe in September 2000 and has served as senior vice president, general counsel and secretary of Deluxe since that time. Prior to joining Deluxe, Mr. Scarfone was vice president, general counsel and secretary of Dahlberg, Inc., a leading worldwide manufacturer, distributor and retailer of electronic hearing devices.
Douglas J. Treff
Mr. Treff joined Deluxe in October of 2000 and has served as senior vice president and chief financial officer of Deluxe since that time. He became an executive officer of Deluxe in December 2000. From February 1993 until Mr. Treff joined Deluxe, he served as vice president, finance, of Wilsons the Leather Experts, Inc. ("Wilsons"), a leather specialty apparel retailer. Mr. Treff was also appointed chief financial officer of Wilsons in May 1996.
Warner F. Schlais
Mr. Schlais has served as senior vice president and chief information officer since November 1999 and became an executive officer of Deluxe in December 2000. From December 1997 to November 1999, Mr. Schlais was vice president and chief information officer.
Richard L. Schulte
Mr. Schulte was named a senior vice president of Deluxe in December 2000 and has served as president of Deluxe's Business Services segment since July 2000. From May 1999 to July 2000, Mr. Schulte was Deluxe's senior vice president of supply chain and operations. From 1995 to May 1999, he was president and general manager of Current, Inc. (now Direct Checks), Deluxe's direct mail check business.
Stuart Alexander	Mr. Alexander was named an executive officer of Deluxe in January 2003. He has served as vice president, investor relations and public affairs since May 1988.

Katherine L. Miller
Ms. Miller was named chief accounting officer and an executive officer of Deluxe in January 2003 and has served as vice president and controller since January 2001. Ms. Miller joined Deluxe in February 1999 and held several finance director positions prior to assuming her vice president and controller responsibilities. Prior to joining Deluxe, Ms. Miller served in various financial management positions for Northwest Airlines, Inc. from September 1995 to February 1999.
Luann Widener
Ms. Widener was named senior vice president, human resources and an executive officer of Deluxe in June 2003. From July 2000 to June 2003, Ms. Widener served as vice president of manufacturing operations for Deluxe's Financial Services segment. From October 1997 to June 2000, Ms. Widener was vice president of process improvement for our Financial Services segment.

2.     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The following table sets forth the name, current business address, business telephone and current principal occupation or employment, and material occupations, positions, offices or employments and business address thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address and telephone number of each person is c/o Deluxe Corporation, 3680 Victoria Street North, Shoreview, MN 55126, (651) 483-7111. Each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to that individual's position with Purchaser.

NAME AND BUSINESS ADDRESS	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS(2)
Douglas J. Treff Director since May 2004	Chief Executive Officer and Chief Financial Officer since May 2004.

Mr. Treff joined Deluxe in October of 2000 as senior vice president and chief financial officer and became an executive officer of Deluxe in December 2000. From February 1993 until Mr. Treff joined Deluxe, he served as vice president, finance, of Wilsons the Leather Experts, Inc. ("Wilsons"), a leather specialty apparel retailer. Mr. Treff was also appointed chief financial officer of Wilsons in May 1996.

Anthony C. Scarfone
Executive Vice President and Secretary since May 2004.

Mr. Scarfone joined Deluxe in September 2000 as senior vice president, general counsel and secretary. Prior to joining Deluxe, Mr. Scarfone was vice president, general counsel and secretary of Dahlberg, Inc., a leading worldwide manufacturer, distributor and retailer of electronic hearing devices.

(2)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as otherwise indicated.

        Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

Depositary for the Offer is:

The Bank of New York

By Mail:	By Facsimile Transmission:	By Overnight Courier:
The Bank of New York New England Business Service, Inc. P.O. Box 859208 Braintree, MA 02185-9208	(781) 380-3388 To Confirm Facsimile Transmissions: (For Eligible Institutions Only) (781) 843-1833, Ext. 0	The Bank of New York New England Business Service, Inc. 161 Bay State Road Braintree, MA 02184
By Hand:
The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, NY 10286

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact Goldman, Sachs & Co., Dealer Manager for the Offer, or their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004

Banks and Brokers call:
(212) 440-9800

All others call Toll-Free:
(800) 223-2064

The Dealer Manager for the Offer is:

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
or
(800) 323-5678 (Toll-Free)